Exhibit 99.1

The Manitowoc Company Reports Solid Growth in Second-Quarter Sales and Earnings

•                  Strong increases in crane sales as well as gains in worldwide market penetration.

•                  Continued gains in Foodservice market share and the successful launch of several new products at the National Restaurant Association (NRA) trade show.

•                  Two project wins for the Marine segment, including the first prototype Littoral Combat Ship for the U.S. Navy.

•                  Solid financial performance despite substantial price increases for steel and other raw materials.

•                  Positive EVA in each business segment for the quarter.

•                  Currency adjusted net debt-to-capital ratio below 60 percent for the first time since the acquisition of Potain.

MANITOWOC, WI – Aug. 2, 2004 – The Manitowoc Company (NYSE: MTW) today reported strong increases in sales and earnings for the quarter ended June 30, 2004.  Net sales increased 27 percent to $526.2 million, from $413.8 million during the same period last year.  Net earnings were $15.3 million, or $0.56 per diluted share for the quarter, up twelve-fold from earnings of $1.3 million, or $0.05 per diluted share, for the second quarter of 2003.

Earnings from continuing operations were $14.8 million, or $0.54 per diluted share, compared with $5.6 million, or $0.21 per diluted share, in the second quarter of 2003.  Excluding special items primarily related to restructuring and plant consolidations in the Crane segment from the second quarters of 2004 and 2003, earnings from continuing operations were $15.3 million, or $0.56 per diluted share, compared with $9.3 million, or $0.35 per diluted share, in the prior year.  A reconciliation of GAAP earnings from continuing operations to earnings from continuing operations excluding special items is included later in this release.

“We achieved strong sales and market share gains in each of our businesses, demonstrating the value of our growth strategies in new-product development, global expansion, and strategic acquisitions,” said Terry D. Growcock, Manitowoc’s chairman and chief executive officer.  “Our strong performance allowed us to offset a negative net impact from increased steel and other raw materials prices.  Looking forward, we believe that Manitowoc’s market leadership in each of its three segments will enable us to address most of the commodity cost increases through internal initiatives and purchasing leverage, although it may take some time to catch up, particularly for products that involve long lead times.”

For the six months ending June 30, net sales increased 21 percent to $938.0 million, from $774.8 million during the same period last year.  Net earnings were $21.0 million, or $0.77 per diluted share, up from $1.8 million, or $0.07 per diluted share for the same period in 2003.  Earnings from continuing operations were $21.5 million, or $0.79 per diluted share, compared with $6.6 million, or $0.25 per diluted share for the same period in 2003.  Excluding special items from the first half of the year, earnings from continuing operations were $21.3 million, or $0.78 per diluted share, compared with $10.3 million, or $0.39 per diluted share, for the first six months of 2003.

Business Segment Results

Crane segment net sales were $331.8 million for the quarter, increasing 34 percent from $246.9 million in the second quarter of 2003.  Operating earnings for the quarter nearly doubled to $18.0 million, from $9.3 million last year in spite of continued rising steel and commodity prices.  This strong earnings performance was due primarily to improved global penetration and increased demand in a number of international markets for mobile telescopic cranes, tower cranes, and boom trucks, which offset continued weak demand for crawler cranes in North America.  As of June 30, total crane backlog was $331 million, twice the year-ago level of $165 million.

“Global demand for our broader crane product offering continues to improve, especially in parts of Europe, Asia, and Australia,” said Growcock, “and our recent acquisitions have contributed to positive EVA in the Crane segment despite the still challenging crawler crane markets.  It’s clear that our acquisitions as well as our restructuring and consolidation efforts are making a difference.  Our global market penetration and broader product line has enabled us to deliver improved earnings despite continued softness in the U.S. crawler crane market and significant increases in raw material prices.”

Foodservice net sales were up 3 percent to $130.9 million for the quarter, increasing from $127.0 million in the second quarter of 2003.  Operating earnings of $20.8 million decreased slightly from $21.2 million last year, adversely affected by increased prices for steel and other metal commodities.  Excluding the effects of higher commodity prices and Manitowoc’s corresponding price increases, operating earnings and margins continued their long track record of year-over-year improvement.

“We’re seeing continued improvement in the hotel and restaurant industries, and our ice machine business continues to perform well, with shipments growing at twice the industry rate,” said Growcock.  “In addition, we introduced several new products at the NRA show in May, including the latest models in the S-Series line of ice machines, a premium line of reach-in refrigerators under the Kolpak label, and the EC series of European ice machines.  Based on customer reception and new order activity, this was the most successful show for us in the last five years.”

Net sales in the Marine segment were $63.5 million for the quarter, increasing 59 percent from $39.9 million in the second quarter of 2003.  Operating earnings of $2.7 million for the quarter decreased slightly from $2.9 million last year.

“While our Marine segment posted strong gains in sales, several factors caused the decline in operating margins,” said Growcock.  “First, our current business mix contains more commercial, single-unit contracts than one year ago, when more profitable multi-unit contracts made up the bulk of our work. Second, we made substantial investments during the first half of the year in potential contracts for the U.S. Navy’s Littoral Combat Ship (for which we were awarded the first prototype during the quarter as part of the Lockheed Martin team), and the U.S. Coast Guard’s Response Boat-Medium test vessel. Third, we began to experience the effects of increased steel prices during the quarter; however, the full effect of these price increases should hit in the third and fourth quarters, when we will need to order additional materials for contracts with pre-established pricing. Finally, a large customer has requested multiple changes to its vessel, for which we are currently working through pricing issues.  While we feel confident that we will reach an agreement that’s fair to both parties, executing the change orders has affected our near-term profitability.”

Strategic Priorities

Manitowoc remains committed to its strategic priorities and has achieved additional progress against each:

•                  Increase crane sales and market penetration globally.  Manitowoc’s strong crane performance during the quarter indicates that its expanded product line, new-product development, global distribution, and product support strategies are taking hold.  Additionally, alliances with partners such as Kobelco and Shuttlelift help to further expand core product offerings globally.

•                  Integrate crane operations.  Manitowoc has completed the integration of its Potain and Grove acquisitions, as well as its consolidation and restructuring efforts to improve its cost structure by $36 million.  In addition, the company completed its divestitures of certain non-core operations, including the aerial work platform business.  In the future, the company will focus on continued sales and marketing efforts to penetrate its expanded markets with its broader product line.

•                  Strengthen foodservice business and market share.  Manitowoc is on track to launch 50 new foodservice products this year, which will help the company to continue increasing market share in each of its core foodservice businesses. This includes the successful launch of the new S-Series line of ice machines and reach-in refrigerator/freezers.

•                  Leverage the strengths and capabilities of multiple shipyards to serve commercial and government customers.  Manitowoc’s Marine segment won two projects during the quarter — an option to build an additional double-hull tank barge for Hornbeck Offshore Trans-portation LLC and a Littoral Combat Ship prototype for the U.S. Navy. The segment currently enjoys a diverse mix of government and commercial work, which includes major shipbuilding projects at each of its three primary yards.

•                  Strengthen its financial structure by focusing on cash flow and net-debt reduction.  Manitowoc achieved net-debt reduction of $28 million in the second quarter despite strengthening end markets and seasonal working capital requirements.  The company’s net debt-to-capital ratio is steadily decreasing toward its near-term goal of 55 percent.

Earnings Guidance

“We’re pleased with the progress that we have made in each of our businesses in terms of sales growth, market share gains, and cash generation,” said Growcock. “We’re continuing to assess steel and commodity prices, and we believe they will affect our margins and earnings in the third and fourth quarters more than originally anticipated, although their impact will be moderated in the fourth quarter by our pricing actions and procurement strategies. Despite these issues, we are reiterating our full-year earnings per share guidance of $1.30 to $1.50, as well as our goal to achieve net-debt reduction of $60 million.”

In this release, the company refers to various non-GAAP measures.  The company believes that these measures are helpful to investors in assessing the company’s ongoing performance of its underlying businesses before the impact of special items. The company is also focusing on results from continuing operations due to its withdrawal from the aerial work platform business. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items. Earnings and earnings per share from continuing operations before special items reconcile to earnings from continuing operations presented according to GAAP as follows (in thousands, except per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Earnings from continuing operations	$14,771	$5,589	$21,511	$6,559
Special items, net of tax (at statutory rate)
Restructuring and plant consolidation	521	3,310	521	3,310
Early extinguishment of debt	—	—	361	—
Sales and use tax settlement	—	—	359	—
Lawsuit settlement, net of costs	—	—	(1,463)	—
Other	—	420	—	420
Earnings from continuing operations before special items	$15,292	$9,319	$21,289	$10,289

Diluted earnings per share from continuing operations	$0.54	$0.21	$0.79	$0.25
Special items
Restructuring and plant consolidation	0.02	0.12	0.02	0.12
Early extinguishment of debt	—	—	0.01	—
Sales and use tax settlement	—	—	0.01	—
Lawsuit settlement, net of costs	—	—	(0.05)	—
Other	—	0.02	—	0.02
Diluted earnings per share from continuing operations before special items	$0.56	$0.35	$0.78	$0.39

Conference Call

The Manitowoc Company will host a conference call tomorrow, Aug. 3, at 10:00 a.m. Eastern Time. The call will also be broadcast live via the Internet at Manitowoc’s Web site: http://www.manitowoc.com.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

 - anticipated changes in revenue, margins, and costs,

 - new crane and foodservice product introductions,

 - successful and timely completion of facility expansions,

 - foreign currency fluctuations,

 - increased raw material prices, including steel prices,

 - steel industry conditions,

 - the risks associated with growth,

 - geographic factors and political and economic risks,

 - added financial leverage resulting from acquisitions,

 - actions of company competitors,

 - changes in economic or industry conditions generally or in the markets served by our companies,

 - Great Lakes water levels,

 - work stoppages and labor negotiations,

 - government approval and funding of projects,

 - the ability of our customers to receive financing, and

 - the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Company contact:

Carl J. Laurino

Senior Vice President

& Chief Financial Officer

920-652-1720

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Second Quarter and First Six Months of Calendar Years 2004 and 2003

(In thousands, except per-share data)

INCOME STATEMENT

	QUARTER ENDED		SIX MONTHS ENDED
	June 30		June 30
	2004	2003	2004	2003
Net sales	$526,212	$413,824	$938,038	$774,733
Cost of sales	421,138	320,490	741,647	603,656
Gross profit	105,074	93,334	196,391	171,077

Engineering, selling and administrative	69,144	65,215	137,136	126,130
Amortization	767	728	1,557	1,427
Restructuring and plant consolidation costs	801	4,178	801	4,178
Operating earnings	34,362	23,213	56,897	39,342
Interest expense	(13,917)	(15,329)	(27,465)	(29,948)
Other income (expense) — net	(267)	5	238	(36)
Earnings from continuing operations before taxes on income	20,178	7,889	29,670	9,358
Provision for taxes on income	5,407	2,300	8,159	2,799

Earnings from continuing operations	14,771	5,589	21,511	6,559
Discontinued operations:
Loss from discontinued operations, net of income taxes	(228)	(392)	(1,199)	(1,117)
Gain (loss) on sale or closure of discontinued operations, net of income taxes	709	(3,884)	709	(3,594)

NET EARNINGS	$15,252	$1,313	$21,021	$1,848

BASIC EARNINGS PER SHARE:
Earnings from continuing operations	$0.55	$0.21	$0.81	$0.25
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)	(0.04)	(0.04)
Gain (Loss) on sale or closure of discontinued operations, net of income taxes	0.03	(0.15)	0.03	(0.14)
BASIC EARNINGS PER SHARE	$0.57	$0.05	$0.79	$0.07

DILUTED EARNINGS PER SHARE:
Earnings from continuing operations	$0.54	$0.21	$0.79	$0.25
Loss from discontinued operations, net of income taxes	(0.01)	(0.01)	(0.04)	(0.04)
Gain (Loss) on sale or closure of discontinued operations, net of income taxes	0.03	(0.15)	0.03	(0.14)
DILUTED EARNINGS PER SHARE	$0.56	$0.05	$0.77	$0.07

AVERAGE SHARES OUTSTANDING:
Average Shares Outstanding - Basic	26,728	26,545	26,697	26,543
Average Shares Outstanding - Diluted	27,197	26,628	27,148	26,603

SEGMENT SUMMARY

	QUARTER ENDED		SIX MONTHS ENDED
	June 30		June 30
	2004	2003	2004	2003
Net sales from continuing operations:
Cranes and related products	$331,783	$246,925	$584,392	$467,498
Foodservice products	130,947	126,968	238,971	232,004
Marine	63,482	39,931	114,675	75,231
Total	$526,212	$413,824	$938,038	$774,733

Operating earnings from continuing operations:
Cranes and related products	$18,010	$9,280	$28,408	$17,418
Foodservice products	20,778	21,224	34,854	33,452
Marine	2,714	2,930	6,835	3,526
General corporate expense	(5,572)	(5,315)	(10,842)	(9,449)
Amortization	(767)	(728)	(1,557)	(1,427)
Restructuring and plant consolidation costs	(801)	(4,178)	(801)	(4,178)

Total	$34,362	$23,213	$56,897	$39,342

THE MANITOWOC COMPANY, INC.

Unaudited Consolidated Financial Information

For the Second Quarter and First Six Months of Calendar Years 2004 and 2003

(In thousands)

BALANCE SHEET

ASSETS	June 30	December 31
	2004	2003
Current assets:
Cash and temporary investments	$49,176	$47,188
Accounts receivable - net	276,660	245,010
Inventories - net	307,506	232,877
Other current assets	116,541	121,014
Total current assets	749,883	646,089

Intangible assets - net	529,255	530,613
Other assets	100,866	91,261
Property, plant and equipment - net	334,013	334,618
TOTAL ASSETS	$1,714,017	$1,602,581

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$549,193	$486,185
Current portion of long-term debt	3,640	3,205
Short-term borrowings	18,351	22,011
Product warranties	32,313	33,823
Total current liabilities	603,497	545,224

Long-term debt	562,732	567,084
Other non-current liabilities	227,983	191,849
Stockholders’ equity	319,805	298,424
TOTAL LIABILITIES &
STOCKHOLDERS’ EQUITY	$1,714,017	$1,602,581

CASH FLOW SUMMARY

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30		June 30
	2004	2003	2004	2003
Net earnings	$15,252	$1,313	$21,021	$1,848
Non-cash adjustments	9,967	19,728	26,755	32,382
Changes in operating assets and liabilities	(26,725)	(23,625)	(55,541)	(10,981)
Net cash provided by (used for) operating activities of continuing operations	(1,506)	(2,584)	(7,765)	23,249
Net cash provided by (used for) operating activities of discontinued operations	1,525	1,812	(555)	787
Net cash provided by (used for) operating activities	19	(772)	(8,320)	24,036
Capital expenditures	(7,012)	(6,836)	(18,493)	(11,145)
Proceeds from sale of fixed assets	2,178	4,007	3,588	4,974
Net cash provided by investing activities of discontinued operations	9,000	—	9,000	6,989
Proceeds (payments) on borrowings - net	(2,003)	(5,031)	1,897	(28,274)
Proceeds from receivable financing	11,276	—	11,276	—
Debt issuance costs	—	(80)	—	(742)
Stock options exercised	479	78	3,368	78
Effect of exchange rate changes on cash	(59)	(319)	(328)	252
Net increase (decrease) in cash & temporary investments	$13,878	$(8,953)	$1,988	$(3,832)